NEWS RELEASE

BROOKFIELD HOMES REPORTS THIRD QUARTER EARNINGS GROWTH

Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ third quarter investor conference call can be accessed by teleconference on October 31, 2003 at 11:00 am (Eastern Time) at 416-695-5261 or 1-877-461-2816. The archived teleconference may be accessed by dialing 416-695-6244 or 1-888-442-3295 with access code 1869 through November 13, 2003. Alternatively, the conference call can be accessed by webcast on the Brookfield Homes’ website at www.brookfieldhomes.com.

Del Mar, California, October 30, 2003 – (BHS: NYSE) Brookfield Homes Corporation today announced strong financial results for the three months ended September 30, 2003:

Results of Operations

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30

(Millions, except per share amounts)	2003	2002	2003	2002

Total revenue	$288	$149	$632	$521
Gross margin	80	35	167	112
Net income from bulk land sales	11	—	25	—
Net income	28	10	55	27
Earnings per share	$0.87	$0.30	$1.69	$0.83

“Our strong third quarter financial performance is driven by dispositions of surplus lot inventory and the low interest rate environment which continues to fuel the residential housing market. As of October 30, 2003, we closed or have in backlog 100% of the 1,550 planned home closings in 2003, and we achieved 22% of our 2004 planned 1,750 home closings. Our development pipeline of over 20,000 lots controlled, as well as our growing backlog, should enable us to continue to deliver solid financial performance into 2004,” commented Ian Cockwell, Brookfield Homes’ President and Chief Executive Officer.

Third Quarter Financial Highlights

For the three months ended September 30, 2003, Brookfield Homes:

•	Achieved net income of $28 million, an $18 million increase over 2002. This resulted in earnings per share of $0.87, a $0.57 increase over $0.30 recorded in 2002. The increase was primarily a result of higher home closings in the third quarter and the sale of 395 entitled lots in southern California, which contributed net income of $11 million.

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•	Generated operating cash flow of $90 million during the quarter, improving the company’s net debt to total capitalization ratio from 46% at the end of the second quarter to 44% at September 30, 2003.

•	Declared a semi-annual dividend of $0.08 per share payable on December 31, 2003 to stockholders of record on December 15, 2003.

Major Initiatives

•	In October, Brookfield Homes sold a further 1,100 entitled lots in Riverside County for proceeds of $35 million, realizing a net after tax gain of $11 million, which will be recorded in the fourth quarter of 2003. This land sale increases estimated 2003 cash flow from operations to $215 million and earnings guidance to $2.69 per share.

•	The company purchased 1,092,733 shares of its common stock under the Dutch auction tender offer which expired on September 30, 2003, at a purchase price of $18.50 per share.

Operating Highlights

•	Strong market conditions contributed to the increase in net new orders by 23 units for the three months ended September 30, 2003 compared to the same period in 2002.

•	As of October 30, 2003, the company achieved a sales backlog of 22% of its 1,750 planned home closings for 2004.

•	All regions in the company’s operations are on track to achieve 2004 performance targets with progress being made on existing developments.

Year to date (October 30, 2003):

•	San Diego/Riverside – Sold approximately 4,100 entitled lots for net sale proceeds of $139 million and an after tax gain of $32 million. In addition, we are on track to open seven new communities early in 2004.

•	Southland/Los Angeles – Optioned 325 finished lots and 1,434 unentitled lots.

•	San Francisco Bay Area – Opened our first housing communities in Windemere with strong market acceptance and sales, and successfully optioned 600 lots.

•	Northern Virginia – Continued to develop the current phases of our Braemar master-planned community and successfully optioned 800 lots adjacent to Braemar.

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Outlook

“We are well positioned to deliver on our performance target of 1,750 home sales in 2004, backed by an improving economy and the continued low interest rate environment. Our earnings guidance for 2004 is currently $2.25 per share, which excludes any gains on sales of lots. Building shareholder value remains our priority through proactive asset management, which includes the sale this quarter of surplus entitled lots in both the San Diego and Riverside markets,” concluded Cockwell.

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Brookfield Homes Corporation

Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also develop land for our own communities and sell lots to other homebuilders. Our portfolio includes over 20,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; and Northern Virginia markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.

Contact Information:

Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com

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Note: Certain statements in this press release that are not historical facts, including information concerning expected home sales, closings and deliveries (and the timing thereof), expected community openings, targeted 2003 and 2004 earnings and cash flow guidance, possible or assumed future results of operations of the company and those statements preceded by, followed by, or that include the words “planned”, “should”, “goals”, “expected”, “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Brookfield Homes Corporation
Condensed Statements of Net Income

	Three Months Ended		Nine Months Ended
	September 30		September 30

(thousands, except per share amounts) Unaudited	2003	2002	2003	2002

Revenue
Housing	$232,111	$138,368	$496,897	$494,122
Land and other revenues	54,595	8,491	120,880	24,808
Equity in earnings from housing and land joint ventures	1,888	2,488	14,464	2,488

Total revenue	288,594	149,347	632,241	521,418
Direct cost of sales	208,221	113,934	464,885	408,670

	80,373	35,413	167,356	112,748
Selling, general and administrative expense	18,911	11,429	45,465	40,409
Interest expense	7,116	6,462	20,139	23,276
Minority interest	7,548	1,478	10,722	4,525

Net income before taxes	46,798	16,044	91,030	44,538
Income tax expense	18,720	6,418	36,412	17,816

Net income	$28,078	$9,626	$54,618	$26,722

Weighted average shares outstanding
Basic	32,021	32,200	32,041	32,240
Diluted	32,352	32,200	32,358	32,240
Earnings per share
Basic	$0.88	$0.30	$1.71	$0.83
Diluted	$0.87	$0.30	$1.69	$0.83

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Brookfield Homes Corporation
Condensed Balance Sheets

	Unaudited As at September 30		As at December 31

(thousands)	2003	2002	2002

Assets
Housing and land inventory	$624,089	$674,507	$616,425
Investments in housing and land joint ventures	84,309	112,156	80,959
Receivables and other assets	70,005	44,994	74,534
Cash and cash equivalents	94,677	2,095	35,903
Deferred tax asset	4,254	45,206	36,115

	$877,334	$878,958	$843,936

Liabilities and Stockholders’ Equity
Project specific and other financings	$387,221	$319,512	$325,492
Accounts payable and other liabilities	110,461	71,151	74,634
Subordinated debt due to related party	—	143,262	98,300
Minority interest	28,553	23,033	24,772
Stockholders’ equity	351,099	322,000	320,738

	$877,334	$878,958	$843,936

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